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                                                                    EXHIBIT 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 15, 1998 accompanying the financial statements of Sunbelt National Bank as of and for the two years in the period ended December 31, 1997. The financial statements of Sunbelt National Bank are not presented separately, but are included in the financial statements in the Annual Report on Form 10-K of Prime Bancshares, Inc. and Subsidiaries for the year ended December 31, 1998. We consent to the incorporation by reference of said report in the Registration Statements of Prime Bancshares, Inc. and Subsidiaries on Form S-8 Registration Statement No. 333-47863 and No. 333-65141.

/s/ HARPER & PEARSON COMPANY
HARPER & PEARSON COMPANY

Houston, Texas
March 3, 1999